Exhibit 99.1

Fox Factory Holding Corp. Welcomes New Chief Financial Officer

DULUTH, GA, May 25, 2023 -- Fox Factory Holding Corp. (Nasdaq: FOXF) ("FOX" or the “Company”) announced today that it will appoint Dennis Schemm to the role of Chief Financial Officer (“CFO”) effective June 12, 2023. Mr. Schemm will succeed Interim CFO, Maggie Torres, who will retire upon his arrival.
“I’m excited to add Dennis to my leadership team. His wealth of experience driving strategic organizational transformation will be a critical asset as we continue our exponential growth journey. Dennis’ success working across functions to drive profitable results coupled with his commitment to exemplify the values we uphold as a company will also be a catalyst for sustained stellar performance,” commented Mike Dennison, Chief Executive Officer. “On behalf of the entire team, I would also like to thank Maggie for all of her contributions over her nine years with the Company and recently as Interim CFO, sacrificing the start of her retirement. Her leadership and presence will be greatly missed.”
Mr. Schemm has more than 25 years of experience in finance, with a deep skill set that includes financial risk management, controllership, global financial planning and analysis, treasury, audit, capital allocation strategies, and mergers and acquisitions. Prior to joining the Company, Mr. Schemm served as the Senior Vice President and Chief Financial Officer at Trex for the last three years and was the Senior Vice President, Chief Financial Officer and Commercial Lead, Joint Compound Division at Continental Building Products from 2015-2020.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. The Company is a direct supplier to leading powered vehicle OEMs. Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Contact
Vivek Bhakuni
Senior Director of Investor Relations and Business Development
Fox Factory, Inc.
vbhakuni@ridefox.com
Direct: 706.471.5241